DT Industries, Inc
                                                                1949 E. Sunshine
                                                                     Suite 2-300
                                                           Springfield, MO 65804


At the company:                 At the Financial Relations Board/BSMG Worldwide:
Bruce P. Erdel                    Bob Schwaller               Jack Cotto
Vice President/Finance            General Inquiries           Analyst Inquiries
(417) 890-0102                    (972) 830-2295              (312) 640-6755


FOR IMMEDIATE RELEASE
TUESDAY, SEPTEMBER 28, 1999


                  DT INDUSTRIES REPORTS FOURTH-QUARTER RESULTS


SPRINGFIELD, Mo., September 28, 1999--DT Industries Inc. (Nasdaq:DTII) today reported a fourth quarter net loss of $7.1 million or 71 cents per diluted share, compared with net income of $8.4 million, or 68 cents per diluted share, a year earlier. The Company recorded a total of $13.0 million in pre-tax special charges or 82 cents per diluted share after tax in the fourth quarter related to cost, performance and collection issues on some automation projects, and restructuring charges. Before such charges, the Company would have reported net income for the quarter of $1.1 million, or 11 cents per share.

Net sales for the fourth quarter ended June 27, 1999, totaled $113.5 million compared with $138.6 million the prior year. Orders during the quarter totaled $89.7 million and the backlog was $180.0 million at the end of the period.

For the year ended June 27, 1999, DT Industries reported a net loss of $1.8 million, or 17 cents per diluted share, compared with income before extraordinary loss of $30.9 million, or $2.49 per diluted share in fiscal 1998. Before special charges, the Company would have reported net income of $6.5 million, or 64 cents per diluted share in fiscal 1999. Net sales for the year were $442.1 million compared with $519.3 million a year earlier.

CREDIT FACILITY RENEGOTIATED

As a result of the fiscal 1999 financial results, DT Industries was required to negotiate an amendment to its existing credit facility. The amended facility provides for a $135 million line of credit, which could increase to $140 million if certain cash flow targets are met. The interest rate is prime plus 1 7/8 percentor LIBOR plus 3 percent, at DT Industries' discretion. Borrowings under the credit

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DT Industries, Inc.
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facility will be secured by  substantially  all of the assets of the Company and will mature on April 2, 2001.

The amended credit facility agreement also requires the deferral of dividend payments to holders of the Company's Convertible Preferred Securities and suspension of common stock dividends. The amendment establishes a revised set of financial covenants and other restrictions including lender approval of all acquisitions. "We believe the amended credit facility coupled with our operating cash flow will meet our needs for working capital and other requirements to fund growth during the coming year," said Stephen J. Gore, president and chief executive officer.

OPERATING IMPROVEMENTS EXPECTED

"While this past year has been extremely challenging, we believe that the steps we've taken and will continue to take, will put us back on track to much improved operating results," said Gore. "However, due to the low fourth-quarter order rate, diminished backlog and continuing uncertainty on timing of orders, significant improvement in operating results will not likely occur until the last half of the year. Currently we expect an order rate of $117 million to $120 million and sales approximating $100 million in our first quarter of fiscal 2000."

"Our overall industry has been hit by a number of external factors, including economic uncertainties and over-capacity in many of our major markets, that led to a substantial reduction or delays in order rates despite strong quoting activity," Gore said. "We are meeting the challenge by focusing on entering new markets, expanding our share of existing markets and improving our operating efficiency. We have established continuous improvement teams corporate-wide to initiate steps to drive new product development and market growth, as well as improve earnings and increase our return on net assets. These, and other initiatives we have launched, will be the driving forces in our goal to significantly increase the fiscal 2000 order rate," Gore said.

Gore said the fiscal 1999 revenues were significantly below the prior year and internal expectations in part because of the reduction of business from the Company's largest customer and diminished capital spending in several other key markets.

Excluding incremental sales of $9.5 million from the Assembly Technology & Test acquisition in July 1997, Automation segment sales decreased 18.2 percent during fiscal 1999 to $299.8 million, in part because of significantly reduced sales to a major electronics customer. Soft order activity throughout the segment, attributed to continued delays on projects for customers in the automotive, heavy equipment and appliance industries also contributed to lower sales.

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DT Industries, Inc.
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In  the  Packaging  segment,  lower  sales  of  plastics  processing  equipment, particularly foam extrusion systems to international markets, resulted in an 11 percent decrease in sales to $104.0 million, excluding incremental sales of $5.5 million from the August 1998 acquisition of Scheu and Kniss. Sales of tablet-counting and packaging systems to the pharmaceutical and nutritional industries, which had been strong during the first three quarters, decreased in the fourth quarter and resulted in overall lower sales to those customers during fiscal 1999.

In other businesses, sales decreased 31 percent to $32.8 million, reflecting the sale of the knitting elements business and substantially lower sales of parts to agricultural equipment customers. Planned attrition and product changes in the metal stampings and fabrications business also contributed to lower sales.

CHARGES RELATED TO MANUFACTURING ISSUES, COST REDUCTIONS

Based on facts occurring in the fourth quarter, the Company recorded a charge of $9.8 million to cost of sales related to three automation projects to revise cost estimates to reflect additional costs anticipated to bring the projects up to contract specifications, to reflect anticipated final billings to recoup costs of modifications incurred during the manufacturing process and, in the case of one project, to reflect warranty costs expected to support the systems during the first year of operation.

Charges to SG&A expense totaling $0.7 million were recorded in the fourth quarter, related to a receivable that is currently being pursued in a legal action. Additionally, a restructuring charge of $2.5 million was recorded and consisted primarily of severance costs associated with management changes and workforce reductions and idle facility costs. "Cost savings associated with these measures are expected to be $6 million annually", Gore said. "We continue to analyze other measures with a goal of further cost cuts to enhance profitability."

COMPANY TARGETS HIGH-GROWTH ELECTRONICS, MEDICAL DEVICE MARKETS

Gore noted that DT Industries expects to make inroads in entering new electronics and medical device markets with the establishment of an advanced automation engineering group in California, which specializes in miniature robotic assembly techniques. The Company also acquired a bagging and de-bagging product line designed to gain entry into the hard disk drive market.

WORKING TOWARD CONTINUING IMPROVEMENT

"While we have been faced with many tough decisions over the past few months, including management changes, reductions in force and facilities consolidations we

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DT Industries, Inc.
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believe they will lead to a leaner,  stronger and  more-focused  company,"  Gore said. "Our employees and management are committed to working together toward ensuring that DT Industries delivers improved financial performance, even more competitive products and increased customer satisfaction."

DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The Company also produces precision metal components, tools and dies for a broad range of industrial applications.

Certain statements included herein that are not historical, particularly statements about the Company's expectations or beliefs, are forward-looking statements. The Company's actual results for current or future periods could differ materially from the expected results because of a variety of factors, including economic downturns in industries served, delays or cancellations of customer orders, delays in shipping dates of products, cost overruns on certain projects, excess product warranty expenses, collectability of past due customer receivables, currency exchange fluctuations and other factors described in the Company's filings with the U.S.
Securities and Exchange Commission.

   For more information regarding DT Industries, Inc. free of charge via fax dial 1-800-PRO-INFO and enter "DTII"

                          Financial tables to follow...













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                              DT Industries, Inc.
                          Consolidatead Balance Sheets
                  (Dollars in thousands, except per share data)

                                                      June 27,        June 28,
                                                        1999            1998
                                                  ------------------------------
ASSETS

  Current assets:

    Cash                                            $  10,487       $   6,915

    Accounts receivable, net                           50,691          75,634

    Costs and estimated earnings in
      excess of amounts billed ($219,645
      and $187,221, respectively) on
      uncompleted contracts                            64,894          66,910

    Inventories, net                                   56,876          48,755

    Prepaid expenses and other                         12,320           8,931
                                                  ------------------------------
      Total current assets                            195,268         207,145

    Property, plant and equipment, net                 77,402          69,183

    Goodwill, net                                     180,066         177,578

    Other assets, net                                   4,051           6,096
                                                  ------------------------------
                                                    $ 456,787       $ 460,002
                                                  ==============================
LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:

    Current portion of long-term debt               $     384       $      55

    Accounts payable                                   37,507          33,627

    Customer advances                                  15,066          13,573

    Billings in excess of costs
      and estimated earnings ($52,828
      and $87,703 respectively)
      on uncompleted contracts                          6,837           8,218

    Accrued liabilities                                32,418          43,232
                                                  ------------------------------
        Total current liabilities                      92,212          98,705
                                                  ------------------------------
  Long-term debt                                      103,659          89,956

  Deferred income taxes                                 8,376           7,827

  Other long-term liabilities                           3,400           3,455
                                                  ------------------------------
                                                      115,435         101,238
                                                  ------------------------------
  Company-obligated, mandatorily
    redeemable convertible preferred
    securities of subsidiary DT Capital
    Trust holding solely convertible
    junior subordinated debentures
    of the Company                                     70,000          70,000
                                                  ------------------------------

  Stockholders' equity:
    Preferred stock, $0.01 par value;
      1,500,000 shares authorized;
      no shares issued and outstanding

    Common stock, $0.01 par value;
      100,000,000 shares authorized;
      10,107,274 and 10,502,762 shares
      issued and outstanding respectively                 113             113

    Additional paid-in capital                        133,348         134,608

    Retained earnings                                  77,984          80,561

    Cumulative translation adjustment                  (1,527)           (778)

    Less-
      Treasury stock (1,268,488 and
       873,000 shares at June 27,
       1999 and June 28, 1998,
       respectively), at cost                         (30,778)        (24,445)
                                                  ------------------------------
            Total stockholders' equity                179,140         190,059
                                                  ------------------------------
                                                    $ 456,787       $ 460,002
                                                  ------------------------------
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                               DT INDUSTRIES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (Dollars in thousands except per share data)


                                                           Three Months Ended                 Twelve Months Ended
                                                              (unaudited)
                                                      June 27,         June 28,            June 27,         June 28,
                                                        1999             1998                1999             1998
                                                  ---------------------------------    ---------------------------------
Net sales                                            $ 113,453        $ 138,586           $ 442,084        $ 519,342

Cost of sales                                           98,149          102,762             348,487          380,126
                                                  ---------------------------------    ---------------------------------
Gross profit                                            15,304           35,824              93,597          139,216

Selling, general and
  administrative expenses                               20,719           19,348              80,740           75,246

Restructuring charge                                     2,500                -               2,500                -

Loss on sale of assets of Knitting
  Elements Division                                              -            -                   -            1,383
                                                  ---------------------------------    ---------------------------------
Operating income (loss)                                 (7,915)          16,476              10,357           62,587

Interest expense                                         1,959            1,407               7,742            6,509

Dividends on Company-obligated,
  mandatorily redeemable convertible
  preferred securities of subsidiary
  DT Capital Trust holding soley
  convertible junior subordinated
  debentures of the Company,
  at 7.16% per annum                                     1,253            1,253               5,012            5,012
                                                  ---------------------------------    ---------------------------------
Income (loss) before provision for
  income taxes and extraordinary loss                  (11,127)          13,816              (2,397)          51,066

Provision (benefit) for income taxes                    (3,995)           5,409                (634)          20,182
                                                  ---------------------------------    ---------------------------------
Income (loss) before extraordinary loss                 (7,132)           8,407              (1,763)          30,884

Extradordinary loss on debt
  refinancing less applicable income
  tax benefits of $800                                       -                -                   -            1,200
                                                  ---------------------------------    ---------------------------------
Net Income(loss)                                     $  (7,132)         $ 8,407            $ (1,763)        $ 29,684
                                                  =================================    =================================
Basic earnings per common share:

  Income (loss) before extraordinary loss            $   (0.71)          $ 0.75             $ (0.17)          $ 2.73

  Extraordinary loss                                         -                -                   -             0.10
                                                  ---------------------------------    ---------------------------------
  Net income (loss)                                  $   (0.71)          $ 0.75             $ (0.17)          $ 2.63
                                                  =================================    =================================
Diluted earnings per common share:

  Income (loss) before extraordinary loss            $   (0.71)          $ 0.68             $ (0.17)          $ 2.49

  Extraordinary loss                                         -                -                   -             0.09
                                                  ---------------------------------    ---------------------------------
  Net income (loss)                                  $   (0.71)          $ 0.68             $ (0.17)          $ 2.40
                                                  =================================    =================================
Weighted average common shares outstanding:

  Basic                                             10,107,274       11,222,921          10,149,215       11,297,409

  Diluted                                           10,107,274       13,527,023          10,181,800       13,621,481